Exhibit 23.6

Dr John Arthur (CGeol FGS)

19 Cardiff Road Dinas Powys

Vale of Glamorgan, United Kingdom CF64 4DH

Consent of Qualified Person

I, Dr John Arthur, in connection with the Technical Report Summary for Blue Gold Limited (the “Issuer”), does hereby consent to:

●	the use of the Technical Summary Report entitled “S-K 1300 TECHNICAL REPORT SUMMARY - BOGOSO PRESTEA (GHANA) PROPERTY with an effective date of April 1, 2024 and dated August 15, 2024, (the “Technical Report Summary”) by the Issuer and filed as an exhibit to the Issuer’s Post-Effective Amendment No. 1 to the Registration Statement on Form F-1 (the “Registration Statement”);

●	the use and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Registration Statement, and the Technical Report Summary; and

●	any extracts from or a summary of the Technical Summary Report in the Registration Statement and the use of any information derived, summarized, quoted, or referenced from the Technical Report Summary, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Registration Statement.

May 20, 2026

By:	/s/ John Arthur
	Name:	Dr John Arthur, CGeol (FGS), BSc, MSc, PhD
	Title:	Consultant Geologist (Mineral Resources & Ore Reserves)